MARTIN J. BRILL (State Bar No. 53220)
DOUGLAS D. KAPPLER (State Bar No. 48979)
ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation
1888 Century Park East, Suite 1500
Los Angeles, California  90067
Telephone:  (310) 277-7400

Attorneys for Debtor





                      UNITED STATES BANKRUPTCY COURT

                      CENTRAL DISTRICT OF CALIFORNIA





In re                                   Bk. No. LA 94-17852-AA

GERANT INDUSTRIES, INC., a         )    Chapter 11
Nevada corporation,                )    DISCLOSURE STATEMENT FOR
                                   )    DEBTOR'S THIRD AMENDED PLAN
                    Debtor.        )    OF REORGANIZATION;
                                   )    DECLARATION OF ALFRED JAY
                                   )    MORAN, JR.
                                   )
                                   )    Date:  May 8, 1996
                                   )    Time:  9:30 a.m.
                                   )    Place: Courtroom "1375"
                                   )           Roybal Federal
                                   )           Building
                                   )           255 E. Temple Street
                                   )           Los Angeles, CA 90012
___________________________________)

                             TABLE OF CONTENTS
                             -----------------
                                                             PAGE
                                                             ----
TABLE OF AUTHORITIES..........................................iii

I.     INTRODUCTORY STATEMENT...................................1

II.    DEFINITIONS..............................................3

III.   BACKGROUND OF DEBTOR.....................................3
       A.   Turbo, Inc..........................................5
       B.   American Blood Institute, Inc.......................7
       C.   United Realty Group, Inc............................8
       D.   Enviro Trading, Inc.................................9
       E.   The Marutaka Litigation............................10

IV.    UNITED REALTY GROUP TRANSACTIONS........................12
       A.   The Debtor's Original Purchase Of United
            Realty Group And The Partnership Interests.........12
            1.   The Purchased Assets..........................12
            2.   The Consideration Paid By Debtor..............12
            3.   The Security For Notes A And B................13
            4.   The Amendments To The Purchase Agreement......13
            5.   The First Closing.............................14
       B.   The Foreclosure And Redemption Agreement...........15
            1.   The Management Agreement......................16
            2.   The Revised Management Agreement..............17
       C.   Default On The Revised Agreement...................18
       D.   The Debtor's Motion To Reject The Management
            Agreement..........................................18
       E.   The Exchange Agreement.............................19

V.   REASONS FOR FILING BANKRUPTCY CASE........................20

VI.   SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE............21
       A.   General............................................21
       B.   Retention Of Professionals.........................22
       C.   United Realty Group................................22
       D.   NASDAQ Delisting...................................23
       E.   Creditors Committee Appointment....................23
       F.   Resolution Of Ben-Shmuel Claim.....................24
       G.   De La Garza Negotiations...........................27
       H.   Miscellaneous......................................28

VII.   SUMMARY OF PLAN.........................................28
       A.   Treatment Of Claims And Interests..................29
            1.   Administrative Claims.........................30
                 (a)   General Administrative Claims...........30
                 (b)   Special Administrative Claims...........30
            2.   Tax Claims....................................31
            3.   United States Trustee Quarterly
                 Fee Claims....................................31

            4.   Retiree Benefits..............................31
            5.   Priority Claims, Class 1......................31
            6.   Claims Of Plaza Realty One Partnership,
                 Class 2.......................................31
            7.   Secured Claims, Class 3.......................32
            8.   Unsecured Claims, Class 4.....................32
            9.   Longina Ben-Shmuel - Class 5..................33
           10.   Preferred Interest Holders, Class 6...........34
           11.   Common Interest Holders - Class 7.............34

        B.   Means and Mechanics for Execution of The Plan.....35
        C.   Amendment To Charter Documents Of Debtor
             And Other Matters.................................36
        D.   Executory Contracts...............................39

VIII.   MANAGEMENT OF REORGANIZED DEBTOR.......................39

IX.     POST-REORGANIZATION OPERATION OF REORGANIZED DEBTOR....44
        A.   Statement Re XPLORER..............................44
        B.   Financial Projections For Reorganized Debtor......44

X.      STATEMENT RE ATLANTIC PACIFIC TRUST,S.A................45

XI.     COMPARISON OF THE DEBTOR'S PLAN TO ALTERNATIVES........47

XII.    LIQUIDATION ANALYSIS...................................49

XIII.   ACCEPTANCE AND CONFIRMATION............................50
        A.   Acceptance........................................50
        B.   Confirmation Without Acceptance By All Impaired
             Classes...........................................51

XIV.    RISK FACTORS...........................................52

XV.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN....53

XVI.    STATUS AND RESALE OF SECURITIES TO BE ISSUED
        PURSUANT TO PLAN.......................................55

XVII.   CONCLUSION.............................................56

DECLARATION OF ALFRED JAY MORAN, JR............................58

                            TABLE OF AUTHORITIES
                            --------------------

STATUTES                                                       PAGE(S)
- --------                                                       -------

Section 362 of the Bankruptcy Code................................32
Section 503 of the Bankruptcy Code................................30
Section 507 of the Bankruptcy Code................................32
Section 507(a)(1) of the Bankruptcy Code..........................30
Section 507(a)(2) of the Bankruptcy Code..........................30
Section 507(a)(5) of the Bankruptcy Code..........................31
Section 507(a)(3) of the Bankruptcy Code..........................31
Section 507(a)(4) of the Bankruptcy Code..........................31
Section 507(a)(6) of the Bankruptcy Code..........................31
Section 510(b) of the Bankruptcy Code.............................34
Section 1123(a)(6)of the Bankruptcy Code..........................37
Section 1129(b) of the Bankruptcy Code.............................2
Section 1143 of the Bankruptcy Code...............................34
Section 1145 of the Bankruptcy Code...........................29, 55

RULES
- -----

Rule 144 under the Securities Act of 1933.........................56


OTHER
- -----

Bankruptcy Tax Act of 1980........................................54
Internal Revenue Code of 1986.....................................53
Revenue Reconciliation Act of 1990................................54
Securities Act of 1933............................................55
Tax Reform Act of 1984............................................54
Tax Reform Act of 1986............................................54

                                       I.
                             INTRODUCTORY STATEMENT
                             ----------------------

     The Debtor has filed with the Bankruptcy Court a proposed Plan of Reorganization and this Disclosure Statement. After notice and hearing, this Disclosure Statement was approved by the Bankruptcy Court as containing adequate information in sufficient detail to enable the holders of Claims against the Debtor to make an informed judgment about the merits of approving the Plan of Reorganization.

     THE PLAN OF REORGANIZATION IS SET FORTH IN FULL IN EXHIBIT "A" TO THIS DISCLOSURE STATEMENT. EACH RECIPIENT OF THIS DISCLOSURE
STATEMENT IS URGED TO REVIEW THE PROVISIONS OF THE PLAN OF
REORGANIZATION FULLY PRIOR TO REVIEWING THIS DISCLOSURE STATEMENT.

     The Bankruptcy Court has set __________, 1996, at __:__ _.m., for a hearing on the Confirmation of the Plan of Reorganization. Creditors may vote on the Plan of Reorganization by filling out and mailing the accompanying Ballot for Accepting or Rejecting Plan of Reorganization to Douglas D. Kappler of Robinson, Diamant, Brill & Klausner, A Professional Corporation, 1888 Century Park East, Suite 1500, Los Angeles, California 90067. In order for creditors' votes to count, the ballots must be received on or before __________, 1996. The Debtor will file the ballots timely received with the Bankruptcy Court.

     Each creditor is entitled to vote for or against the Plan. As a creditor your vote is important. The Bankruptcy Court cannot consider Confirmation of the Plan of Reorganization until acceptance thereof has been obtained pursuant to the affirmative vote of each impaired class of creditors who holds at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such classes voting on the Plan of Reorganization. Following acceptance, the Bankruptcy Court will hold a hearing on the Confirmation of the Plan of Reorganization and will enter an Order of Confirmation with respect to the Plan of Reorganization if it finds that, among other things, all payments to be made by the Debtor in connection with the case or Plan of Reorganization have been disclosed to the Bankruptcy Court; each class of creditors has accepted the Plan of Reorganization or is not impaired by the provisions thereof, and that confirmation is not likely to be followed by the liquidation or need for further financial reorganization of the reorganized Debtor.
     The Plan of Reorganization may be confirmed even if it is not accepted by all of the classes of creditors if the Bankruptcy Court finds that the Plan does not discriminate unfairly against and is "fair and equitable" as to such class or classes. This provision, set forth in Section 1129(b) of the Bankruptcy Code, requires that, among other things, the claimants in the impaired classes must either receive the full value of their claims or, if they receive less than the full value of their claims, no class with junior liquidation priority may receive anything and no senior claimant may receive more than full payment. Section 1129(b) is a complex provision and this summary is not intended to be a complete statement of the law. The Debtor will elect to rely upon this provision to seek confirmation of the Plan if it is not accepted by each impaired class of creditors.

     NO REPRESENTATIONS CONCERNING THE DEBTOR'S FINANCIAL CONDITION, THE PLAN OF REORGANIZATION, OR THE VALUE OF THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN ARE AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.
     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.


                                     II.
                                 DEFINITIONS
                                 -----------

     Unless otherwise provided in this Disclosure Statement for the Plan, all terms used herein shall have the meanings assigned to such terms in Title 11 of the United States Code. For purposes of both this Disclosure Statement and the Plan, the terms defined in the Plan shall have the meanings set forth in Article I of the Plan entitled "Definitions," which Article is incorporated herein by this reference. A copy of the Plan is attached hereto as Exhibit "A".

                                     III.
                             BACKGROUND OF DEBTOR
                             --------------------

     Gerant Industries, Inc. (the "Company" or the "Debtor") was incorporated under the laws of the State of Nevada on May 2, 1984. The Company changed its name to Gerant Industries, Inc. from L. A. Entertainment, Inc. effective December 18, 1992.

     The Company was a capital management company that specialized in the restructuring and revitalization of small and medium-sized public and private operating companies in various industries. The Company's business strategy was to identify, provide financing for and in conjunction therewith acquire significant equity positions in high potential companies with superior risk/return characteristics which were in financial distress, undercapitalized and/or undervalued due to a variety of factors, including inadequate management or excess leverage. Each such investment was expected either to be or ultimately to result in an individual public company in order to maximize the return to the Company's shareholders.
     As of March 1, 1994, the date the Debtor filed the within chapter 11 Petition, the Debtor's continuing operations consisted of investments as follows:

       --   53.09% interest in Turbo, Inc., the parent of
Contemporary Resources, Inc. (see "Turbo, Inc." below).

       --   24.5% interest in American Blood Institute, Inc. (see
"American Blood Institute, Inc." below).

       --   100% interest in United Realty Group, Inc. and 59.7% of
United Realty Group L.P. (see "United Realty Group, Inc." below).

       --   70% interest in EHI, Inc., the parent of Enviro Trading,
Inc. (see "Enviro Trading, Inc." below).

     A.   TURBO, INC.
     Effective March 31, 1992, the Company's newly formed subsidiary, Turbo, Inc., a Nevada corporation ("Turbo"), acquired 100% of the issued and outstanding common stock of Contemporary Resources, Inc., a California corporation ("CRI"), from First Colonial Ventures, Ltd., a publicly-held Utah corporation ("FCVL"), in exchange for 49% of the capital stock of Turbo and Turbo's issuance of a $500,000 demand note with interest at 10% payable to FCVL. In conjunction with this transaction, FCVL granted a security interest in the $500,000 note to CRI to secure approximately $500,000 of intercompany indebtedness payable by FCVL to CRI. On May 22, 1992, FCVL liquidated its $500,000 debt to CRI by assigning the $500,000 note to CRI. The Company issued to Turbo 4,838,710 shares of its restricted common stock at the fair market value of $.31 per share. The Company had originally agreed to register the shares by December 31, 1992.
     Effective June 30, 1992, FCVL and the Company sold their aggregate 100% equity interest in Turbo for a combined 80% equity interest in Lucky Chance Mining Company, Inc., a publicly-held Arizona corporation ("Lucky"), with Turbo thus becoming a wholly-owned subsidiary of Lucky at that time. Accordingly, the Company's equity interest was concurrently reduced to 40.8%. Lucky had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 22, 1989, and operated as debtor-in-possession. Lucky confirmed its Second Amended Plan of Reorganization on June 8, 1992, and the Order Confirming Debtor's Second Amended Plan of Reorganization was entered by the Bankruptcy Court on June 17, 1992. In conjunction with this transaction, effective September 30, 1992, the Company provided $500,000 of additional financing to Lucky by issuing 2,285,715 shares of its restricted common stock at the fair market value of $.22 per share, in exchange for which the Company received 10,000,000 shares of Lucky's restricted common stock.
     As a result of the aforedescribed transactions, the Company's equity interest in New Turbo was 53.09% at March 31, 1993. Lucky subsequently merged with and into Turbo, with the result that Turbo became the surviving public company ("New Turbo").
     Daniel Lezak, the Company's former President and Director, was Lucky's President and controlling shareholder from July 1989 through June 30, 1992. Murray Goldenberg, the President of CRI and FCVL, was appointed the President of Lucky effective July 1, 1992.
     In conjunction with the aforedescribed transactions, New Turbo has received an aggregate of 7,124,425 shares of the Company's common stock valued at $2,000,000. On or about March 31, 1993, New Turbo sold 3,000,000 shares of such common stock for $216,000.

During June 1993, New Turbo sold an additional 250,000 shares of such common stock for $20,000. In October 1993 FCVL notified the Company that it was unilaterally rescinding the transactions whereby the Company acquired its 53.09% ownership of CRI. Litigation was commenced against FCVL, CRI and Murray Goldenberg in connection with the purported rescission. In the Bankruptcy Court a motion to abstain was made by Defendants on the grounds that the Bankruptcy Court lacked jurisdiction. The motion was granted and the case was dismissed without prejudice. The Debtor has filed an action in state court against FCVL, CRI and Murray Coldenberg in connection with the purported rescission.

     B.   AMERICAN BLOOD INSTITUTE, INC.
     Effective December 31, 1992, the Company entered into various agreements with American Blood Institute, Inc. ("ABI") and certain of its shareholders which contemplated a recapitalization of ABI. The recapitalization included an equity investment of $1,422,091, of which $1,122,081 was to be provided by the Company, and $300,010 was to be provided by an unrelated party, which was paid. As of March 31, 1993, the Company had provided $425,000 of its financing commitment. During April through June 1993, the Company provided $475,000 of its financing commitment in cash, $171,741 by certain agreed-upon offsets and credits, with the remainder of $50,340 reduced to an unsecured note payable at June 30, 1993.
Accordingly, as a result of the aforementioned transaction, the Company acquired a 65.7% equity interest in ABI.
     In 1993, the strategic direction of ABI was changed whereby it was determined to acquire a core group of plasma collection centers and ultimately to discontinue the whole blood operations.

     In October of 1993, ABI purchased AVRE, Inc. ("AVRE") and Binary Associates, Inc. ("Binary") for $1 million. These two companies owned six plasma collection centers. The purchase was financed with a $1 million loan from CVD Financial Corporation ("CVD") and guaranteed by Conversion Industries, Inc. The Debtor owned 65.7% of ABI prior to the CVD loan, but was required to give one-half of its ownership in ABI as a fee to Conversion to finance the Debtor on an emergency basis. The Debtor currently owns 24.5% of ABI. Voluntary petitions under chapter 11 were filed by ABI, AVRE and Binary on January 7, 1994, after CVD, the Debtor's primary lender, declared a default under its loan agreements. ABI, AVRE and Binary have filed a joint plan of reorganization, which was confirmed by order entered on or about January 24, 1996. The joint plan provides for no distribution to the Debtor on account of its equity interest in ABI and the Debtor's equity interest was eliminated.

     C.   UNITED REALTY GROUP, INC.
     On April 21, 1993, the Debtor consummated the Purchase Agreement described below, and as a result acquired effective control of United Realty Group, L.P., a Delaware limited partnership ("URGLP"). URGLP was a publicly traded master limited partnership ("MLP"), of which the units of limited partnership interests ("Units") were traded in the over-the-counter market and were listed on the NASDAQ System under the symbol "URGLP". URGLP commenced active business operations on April 18, 1991, and engages in the business of operating, financing, improving, selling and acquiring income-producing real estate properties (primarily shopping centers) in 10 states.
     Pursuant to the Purchase Agreement, effective at the closing on April 21, 1993, the Company acquired the following assets and interests: (i) all of the 3,000 issued and outstanding shares of capital stock of United Realty Group, Inc. ("URG") the sole general partner of URGLP; (ii) 855,041 Units of URGLP; and (iii) certain promissory notes and accounts receivable, and certain fees and amounts due or accrued for advances under management contracts and other amounts aggregating approximately $1,300,000. These and subsequent transactions related to URG and URGLP and their ultimate disposition are complex and are covered in a separate article of this disclosure statement entitled "United Realty Group Transactions", infra, at Article IV.

     D.   ENVIRO TRADING, INC.
     Effective July 2, 1992, the Debtor's subsidiary, EHI, Inc., a California corporation ("EHI"), acquired 100% of the capital stock of Enviro Trading, Inc., a California corporation ("Enviro"), in exchange for which EHI issued 30% of its common stock and 1,313,622 (as adjusted) shares of its callable, non-voting preferred stock with a stated value of $1.00 per share to Longina Ben-Shmuel. The preferred stock is callable at the option of EHI based on certain conditions through June 1997. On October 26, 1993, the Company committed to call this preferred stock for twelve months at the rate of $25,000 per month. During the year ended March 31, 1993, 221,000 shares of such preferred stock were redeemed at their stated value for $221,000.
     Enviro was engaged in the redemption and recycling of metals, glass and plastics in a facility located in Southern California under license from the State of California. Enviro had revenues of $1,327,000 and a net loss of $168,000 for the period from July 2, 1992 through March 31, 1993. Effective March 31, 1993, the Company decided that Enviro did not fit the Company's investment criteria, and accordingly, the Company classified the operations of Enviro as discontinued, and began an effort to sell its interest in Enviro. Accordingly, the Company charged to operations its investment in Enviro of $1,700,327 at March 31, 1993.
     On August 27, 1993, Longina Ben-Shmuel and Amos Ben-Shmuel (the "Ben-Shmuels"), filed a lawsuit against the Debtor and various officers, directors and affiliates in the Superior Court of the State of California for the County of Los Angeles, Case No. BC 088244, alleging breach of contract, breach of fiduciary duty, intentional misrepresentation, and various other torts, and requested damages of at least $3,825,000. The Debtor filed a cross-complaint for intentional misrepresentation and other torts against the Ben-Shmuels. The dispute with the Ben-Shmuels was resolved pursuant to the terms of a settlement agreement approved by the Bankruptcy Court by order entered November 16, 1994. Among other things, the settlement agreement provided that the Debtor transfer its 70% interest in EHI to Longina Ben-Shmuel. The settlement agreement between the Debtor and the Ben-Shmuels is covered in detail in a separate section of this Disclosure Statement entitled "Resolution of the Ben-Shmuels Claim," infra, at VI.F.

     E.   THE MARUTAKA LITIGATION.
     On August 2, 1991, the Debtor entered into an Amendment to the Stock Purchase Agreement (the "Agreement") with Hajime Wada, the controlling shareholder of Marutaka Co., Ltd. (the "Seller"), and Marutaka Co., Ltd. ("Marutaka"), to amend the Stock Purchase Agreement dated June 27, 1991. Marutaka is principally engaged in the leisure, entertainment and real estate industries in Japan.
The Agreement contemplated that the Company would acquire 100% of the capital stock of Marutaka in exchange for 5,000,000 shares of the Debtor's common stock and shares of the Debtor's Series B preferred stock such that upon conversion, the Seller would own 52% of the issued and outstanding common stock of the Debtor, after giving effect to the exercise of all stock options and warrants outstanding, the conversion of Series A preferred stock, and the aforementioned 5,000,000 shares of common stock. The Series B preferred stock had the right to elect a majority of the board of directors, and had certain voting rights and conversion privileges, and was never issued. Pursuant to the Agreement, at the "First Closing" in September 1991, the 5,000,000 shares of common stock were issued into an escrow account. In May 1992, the Seller and Marutaka unilaterally terminated the Agreement with the Debtor.

     During September 1992, the Debtor filed a lawsuit against the Seller and Marutaka for breach of contract and various other torts in the United States District Court for the Central District of
California, Case No. CV 92-76460 SVW (EEx).   Thereafter, the
Debtor received a judgment against Marutaka Company, Ltd.; Haiu Redevelopment Company, Ltd.; Hollywoodland Tokyo, Ltd.; and Hajime Wada in the amount of $52,018,909. The Debtor is not pursuing collection efforts on that judgment due to the high cost of enforcing a foreign judgment in Japan.


                                      IV.
                      UNITED REALTY GROUP TRANSACTIONS
                      --------------------------------

     A. THE DEBTOR'S ORIGINAL PURCHASE OF UNITED REALTY GROUP AND THE PARTNERSHIP INTERESTS.

     1.   THE PURCHASED ASSETS.
     On March 10, 1993, the Debtor entered into an agreement (the "Purchase Agreement") with Plaza Realty One Limited Partnership ("PRO"), Jimmy E. Nix ("Nix"), Richard F. Watkins ("Watkins") and Professional Investment Fund, a Texas joint venture ("PIF"). PRO, which is privately owned by affiliates of Nix and Watkins, is a Texas limited partnership engaged in commercial real estate development and management. Prior to March 10, 1993, PRO was the owner of the outstanding 3,000 shares of capital stock of an entity known as United Realty Group, Inc., a Delaware corporation ("URG"), the corporate general partner of United Realty Group, L.P., a Delaware limited partnership (the "Partnership"). PIF was the owner of 855,041 units of limited partnership interests in the Partnership. URG was the sole general partner of the Partnership.

     2.   THE CONSIDERATION PAID BY DEBTOR.
     Pursuant to the Purchase Agreement, the Debtor purchased the URG shares from PRO and the limited partnership interests ("Units") and certain accounts receivable from PIF. The Purchase Agreement required the Debtor to pay PIF the sum of $320,000 in cash as consideration for the Units. As consideration for the URG shares, the Debtor was to pay PRO the sum of $1,380,000, evidenced by a promissory note ("Note A") from the Debtor made payable to PRO. Such note was secured by 4,000,000 shares of common stock of the Debtor. In consideration for the receivables, the Debtor was to issue to PIF (i) the sum of $300,000 evidenced by a promissory note ("Note B") payable to the order of PIF and (ii) warrants to purchase 1,500,000 shares of Gerant stock at an exercise price of $.25 per share.

     3.   THE SECURITY FOR NOTES A AND B.
     Note A and Note B were secured by the following assets: (a) all of the URG shares acquired by the Debtor from PRO pursuant to the Purchase Agreement; (b) all of the Units acquired by the Debtor from PIF contemporaneously with the Purchase Agreement; and (c) the receivables which were payable by the Partnership to PIF and acquired by the Debtor contemporaneously with the execution of the Purchase Agreement.

     4.   THE AMENDMENTS TO THE PURCHASE AGREEMENT.
     The transaction failed to close on March 12, 1993 as scheduled and the deadline for closing was extended to April 5, 1993. The parties thereafter amended the Purchase Agreement in the following manner: (1) the Debtor agreed to make a payment to PRO of no less than $320,000 at the time of closing; and (2) the Debtor further agreed to pledge and pay over all convertible preferred stock, Series URG ("Gerant Preferred Stock") as such collections were released from escrow until the following had been paid in full: (a) the $300,000 payable to PIF as Note B; (b) the following payments due on Note A; (ii) a $280,000 payment due on March 31, 1993 as per the Purchase Agreement and (ii) the $200,000 payment due on April 21, 1993 as per the Purchase Agreement. Additionally,
the parties agreed that the final payment of $900,000 due under Note A would be due August 31, 1993.
     The transaction as amended failed to close on April 5, 1993. Thereafter, the parties agreed to extend the closing date to April 20, 1993 and once again agreed to amend certain terms of the Purchase Agreement as follows: (a) at closing, the Debtor was to pay PIF the sum of $320,000 in cash; (b) Note A was amended to call for principal payments due and payable as follows: (i) $280,000 on or before June 1, 1993; (ii) $200,000 on or before June 15, 1993 and (iii) $900,000 on or before August 31, 1993; (c) Note B was amended to call for a $300,000 payable to PIF due and payable on or before June 1, 1993.

     In addition to the $320,000 to be paid to PIF at the closing, the Debtor agreed to pledge and pay over 60% of all collections from subscriptions to Gerant Preferred Stock as such collections were released from escrow until the following were paid in full:
(a) the $300,000 with interest payable to PIF on Note B; (b) the following payments with interest due on Note A: (i) the $280,000 payment due on or before June 1, 1993; and (ii) the $200,000 payment due on or before June 15, 1993.

     5.   THE FIRST CLOSING.
     On April 20, 1993, the Purchase Agreement transaction closed. At the closing, the Debtor delivered: (1) to PIF, $320,000 in cash; (2) to PIF, Note B duly executed in the principal amount of $300,000; (3) to PIF, a warrant duly executed to purchase 1.5 Million Gerant shares; (4) to PRO, Note A duly executed in the principal amount of $1,380,000 payable to PRO; (5) to PRO, certificates duly executed representing 4 Million shares of the Debtor's common stock in the name of PRO; (6) to PRO, certificates duly executed representing 500,000 shares of common stock pursuant to a consulting agreement.
     For its part, PRO delivered to the Debtor a certificate representing 3,000 URG shares and PIF delivered to the Debtor certificates covering Units aggregating 855,041 and an assignment covering the receivables.

     B.   THE FORECLOSURE AND REDEMPTION AGREEMENT.
     The Debtor defaulted on its obligations and PRO foreclosed on its security on June 14, 1993. PRO acquired all of the collateral at a foreclosure sale conducted on June 14, 1993. Thereafter, on July 1, 1993, the Debtor and PIF agreed to redeem the URG Shares and the partnership Units and to renew and extend the PRO note and compromise and settle certain claims and disputes in a certain Redemption Agreement. Pursuant to the Redemption Agreement, the Debtor substantially restructured the original transaction, and in the process reacquired from PRO the URG shares, the Units and certain shares of stock. Contemporaneous with the execution of the redemption agreement the Debtor executed a revised note and entered into a revised security agreement. In consideration for the redemption, the Debtor issued to PRO:
     (1)   A $1 million promissory note dated April 20, 1993, and
     (2) An additional $1 million promissory note dated July 21, 1993.

     1.   THE MANAGEMENT AGREEMENT.
     As additional security for the Debtor's obligations, PRO required that the Debtor enter into a certain management agreement with PRO dated as of June 15, 1993 (the "Management Agreement"). The Management Agreement provided in pertinent part for PRO to continue managing URG until the notes referenced above were paid in full. The disposition of the Management Agreement, as well as the revised Management Agreement, is discussed more fully below.
     The Management Agreement retained and engaged PRO to provide for executive management personnel for the conduct and operation of the business and affairs of URG and provided that the sole responsibility of PRO was to provide and make available to URG the principals of PRO to serve as members of the board of directors of URG and its chairman of the board, president, chief executive officer and chief operating officer of URG.
     As consideration for providing the management services PRO was to be paid: (i) $75,000 per week from the sale of the Debtor's stock and then not in any event less than $40,000 per week and with an aggregate of $300,000 during any calendar month through the first thirteen weeks following closing and (ii) thereafter approximately $100,000 per week and in any event not less than $50,000 per week and not less than an aggregate of $400,000 during any calendar month until the full amount of the management fee is paid. The Management Agreement provided for a management fee in the aggregate amount of $1,550,000 together with interest at 8 1/2 percent until paid. Payments made under the Management Agreement were in large part to be credited against payments due under the revised note.

     2.   THE REVISED MANAGEMENT AGREEMENT.
     On November 10, 1993 PRO and the Debtor entered into a revised management agreement (the "Revised Management Agreement"). As of the date of the Revised Management Agreement the Debtor had paid an aggregate of $736,262.72 in connection with the Management Fee through October 31, 1993 but was in default under a portion of the remaining balance of the Management Fee. PRO undertook to foreclose pursuant to the revised security agreement on the collateral covered by the revised security agreement.
     At the time of the Revised Management Agreement the Debtor was the owner of record of all of the outstanding stock of URG and 1,755,041 units of limited partnership interest. Pursuant to the Revised Management Agreement and in consideration for PRO's forbearance from foreclosure pursuant to the revised security agreement the Management Fee was increased as follows:

     (1) As compensation to PRO for services rendered pursuant to the Revised Management Agreement the Debtor agreed to pay PRO during the term of the Revised
Agreement an aggregate management fee of $2.4 million
(the "Revised Management Fee") of which a balance of $1,663,737.28 remained unpaid as of November 1, 1993 together with accrued interest from November 1, 1993, payable in monthly payments of not less than $400,000 and provided that if the Management Fee had not been paid in full on or before January 31, 1994 then the Management
Fee was to be increased by an additional $100,000 per month. Further, the unpaid balance of the Management
Feeand any additional fee was to bear interest at the rate of 8 1/2% per annum until paid;

     C.   DEFAULT ON THE REVISED AGREEMENT.
     The Debtor subsequently defaulted under various of the provisions of the Revised Management Agreement as well as under various provisions of the foreclosure forbearance agreements between the parties, and a public foreclosure on the collateral was scheduled for March 10, 1994. However, on March 1, 1994, the Debtor filed a voluntary petition for relief under chapter 11 of Title 11 United States Code.

     D. THE DEBTOR'S MOTION TO REJECT THE MANAGEMENT AGREEMENT. On March 10, 1994, the Debtor filed its motion seeking authority to reject the Management Agreement and the Revised Management Agreement. In making this motion, the Debtor asserted that the fees and charges provided for in the Management Agreement as well as the Revised Management Agreement were excessive and unreasonable for the services which PRO was required or entitled to provide under those agreements. The Debtor also asserted that services of the same nature could be performed at little or no cost by the Debtor itself or could be contracted for by the Debtor at a fraction of the cost provided for in those agreements.
     On April 15, 1994, the Bankruptcy Court entered its order granting the motion and authorizing the rejection of the Management Agreement and all revisions thereto.

     E.   THE EXCHANGE AGREEMENT.
     Subsequent to the Court's granting of the Debtor's motion to reject the Management Agreement, both the Debtor and PRO began discussions in earnest concerning the resolution of all disputes remaining between the parties arising from the transactions described above. Those efforts resulted in the parties' entry, subject to the Court's approval, into a certain "Exchange Agreement between Plaza Realty One Limited Partnership and Gerant Industries, Inc. dated as of June 20, 1994" (the "Exchange Agreement"). In summary, the primary terms of the Exchange Agreement are as follows:

     (1) The Debtor will sell, assign, relinquish and transfer to PRO all of the Debtor's interests in and to the URG shares and the 1,755,041 common limited partnership units free and clear of all liens, claims, encumbrances and rights of others, and subject only to certain "Permitted Encumbrances" as set forth in the Exchange Agreement. Contemporaneously therewith, PRO shall assign and deliver 400,000 PRO common units as security for a certain promissory note to be executed by PRO in favor of the Debtor as described below:

     (2) PRO shall pay, issue and deliver to the Debtor (i) the sum of $100,000 cash and (ii) a five year, non-recourse promissory note of PRO payable to the Debtor in the principal amount of $400,000, bearing interest at the rate of 8% per annum (the "Note") which
Note is secured by the above-referenced 400,000 PRO Units:

     (3) PRO shall assign and release to the Debtor (i) the 4,000,000 shares of Debtor common stock and (ii) the two Debtor promissory notes payable to PRO in the original principal amounts of $1 Million each, which notes shall be marked "canceled":

     (4) The Partnership shall issue to URG and URG shall assign to the Debtor 500,000 preferred units of the Partnership, $1 par value per unit, such preferred units being redeemable in 3 years and which accrue and pay monthly interest at the rate of 8% per annum. The preferred units are secured by certain tenants-in-common interests in the partnership. In addition, PRO will release the Debtor from any and all obligations owing to PRO, which total approximately $1.3 million.
     In sum, upon consummation of the terms as set forth in the Exchange Agreement, all of the Debtor's obligations to PRO shall be extinguished. Furthermore, in exchange for its assignment to PRO of its interest in the URG Shares and the 1,755,041 limited partnership units, the Debtor (1) shall no longer be required to satisfy obligations to PRO under the Debtor Notes currently totaling in excess of $1,300,000, and (2) shall receive $1 Million in consideration.
     On August 3, 1994, the Bankruptcy Court entered an order giving the Debtor authority to enter into the Exchange Agreement. The Exchange Agreement was thereafter executed, and all parties thereto are in compliance and current with its terms.

                                      V.
                    REASONS FOR FILING BANKRUPTCY CASE
                    ----------------------------------

     In early 1994, the Debtor defaulted under various provisions of the Management Agreement between the Debtor and PRO, the largest creditor of the Debtor, as well as on certain other agreements. Although settlement discussions were underway between PRO and the Debtor, PRO commenced foreclosure proceedings on its collateral and scheduled a public sale for March 10, 1994. Prior to the sale, on March 1, 1994 the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The chapter proceedings were commenced to protect the assets of the Debtor from foreclosure as well as to protect the Debtor from certain other creditors that were unwilling to take a positive approach to the Debtor's continuing restructuring efforts. Current management commenced its financial and workout efforts in April, 1993 but determined that without the protection of the federal bankruptcy laws, management would be unable to continue the work of restructuring and refinancing the Debtor, including the workout of certain liabilities incurred under previous management.

                                     VI.
                SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE
                ---------------------------------------------

     A.   GENERAL.
     Following the filing of the Debtor's petition seeking reorganization under chapter 11 of the Bankruptcy Code, the Debtor has operated its business as a debtor in possession.
     The Bankruptcy Court has certain supervisory powers over the operations of the Debtor during the reorganization. These powers generally consist of reviewing and ruling upon any objection raised by a party in interest to business operations or proposed transactions of the Debtor. Except as otherwise authorized by the Bankruptcy Court, the Debtor has given notice of any transactions not in the ordinary course of business, and of any other matters that require notice pursuant to Bankruptcy Court Rules or as ordered by the Bankruptcy Court. In addition, the Bankruptcy Court has exercised supervisory powers in connection with the employment of attorneys and other professionals.

     B.   RETENTION OF PROFESSIONALS.
     During the course of its chapter 11 case, the Debtor has employed pursuant to authority granted by the Bankruptcy Court various professionals to assist it in these Chapter 11 proceedings and in conducting its ongoing operations. The Debtor employed Robinson, Diamant, Brill & Klausner as bankruptcy counsel, Tilles, Webb, Kulla & Grant as special corporate counsel and the Law Offices of Steven V. Rheuban as special litigation counsel in connection with the litigation against Anding & Co. The Creditors Committee employed Chrystie & Berle as its counsel pursuant to authority granted by the Bankruptcy Court.

     C.   UNITED REALTY GROUP.
     During the course of this case, the Debtor sought and obtained an order of the Bankruptcy Court permitting the Debtor to reject the Management Agreement between the Debtor and PRO. Thereafter, the Debtor entered into discussions with PRO relating to resolution of all disputes relating to URG and URGLP. Ultimately, an Exchange Agreement was reached whereby the Debtor's interests in URG and URGLP would be sold to PRO. By order entered August 3, 1994, the Exchange Agreement was approved by the Bankruptcy Court. The United Realty Group Transactions are complex and are treated at length in a separate article in this disclosure statement, supra, commencing at page 12.

     D.   NASDAQ DELISTING.
     On June 22, 1994, the Debtor was notified that the Debtor's stock would be delisted from the NASDAQ Small Cap Market pursuant to Paragraph 3(a)3 of Part II of Schedule D of the NASDAQ By-Laws which pertains to the protection of investors and the public interest. In this case, based upon statements made by NASDAQ representatives, management believes that the significant ownership interest in the Debtor by Mr. Sherman Mazur and/or entities deemed to be controlled by him was perceived as a threat to the public interest by NASDAQ. The Debtor disputed the notion that Mr. Mazur effected any control over the company and showed that the Debtor was in compliance with all filing and formula requirements of NASDAQ on the date it was delisted. However, in spite of such arguments, the Debtors stock was delisted on June 23, 1994. That decision was upheld on appeal. The Reorganized Debtor will reapply for a NASDAQ listing after Confirmation of the Plan.

     E.   CREDITORS COMMITTEE APPOINTMENT.
     In July, 1994 the Office of the United States Trustee appointed a committee of creditors holding unsecured claims. The Creditors Committee consisted of Civitan Regional Blood Center, Casino Realty and Metropolitan Talent Agency. More recently, the Creditors Committee was disbanded following the purchase of claims of Creditors Committee members by Southwest Underwood Co., an entity which the Debtor believes is controlled by Daniel S. De La Garza ("De La Garza"). Certain negotiations with De La Garza are described in further detail, infra, in Section G.

     F.   RESOLUTION OF BEN-SHMUEL CLAIM.
     Prior to July 1992, Longina Ben-Shmuel ("Longina") was the sole shareholder of Enviro, a corporation engaged in the redemption and recycling of metals, glass and plastics in a facility located in Southern California under license from the State of California. In July 1992, pursuant to a written agreement (the "Agreement"), the Debtor acquired an interest in Enviro from Longina in a rather complex transaction which is summarized as follows:
     (a) EHI was formed as a wholly owned subsidiary of the Debtor (the Debtor was known at that time as LA Entertainment, Inc.).
     (b)   Longina transferred 100% of the stock of Enviro to EHI.
     (c)   30% of the stock of EHI was transferred to Longina.
     (d) In addition to the stock in EHI, Longina was to receive from the Debtor $100,000 cash, a $400,000 promissory note, and certain other consideration as set forth in the Agreement.
     (e) Performance under the Agreement was to be secured by shares of stock in Gerant, which were transferred to attorney Simon Langer to hold in escrow.
     (f) Amos Ben-Shmuel ("Ami") entered into an agreement with Enviro whereby certain assets of Ami were transferred to Enviro.
     (g) EHI and Longina entered into a "call" agreement whereby Longina was to receive shares of preferred stock of EHI equal to $1.4 million.
     (h) EHI, the Debtor and Longina entered into a "put" agreement whereby Longina was to receive shares of preferred stock of EHI equivalent to $900,000.

     Various amendments were thereafter entered into between the parties to the agreement including the following:
     (a) Gerant and EHI agreed to pay for the defense of Longina and certain others in connection with various lawsuits;
     (b)   The "put" agreement was changed to a "call" agreement;
and
     (c) Cash payments under the agreement were changed to preferred stock of the Debtor.
     As part of the foregoing transaction, Gerant delivered 933,334 of its pre-reverse split shares of common stocks to Simon Langer to secure certain performance criteria. During the year ended March 31, 1993, 221,000 shares of the callable non-voting stocks of Enviro held by Longina were redeemed at their stated value of $221,000.
     On or about August 27, 1993, the Ben-Shmuels filed a lawsuit against the Debtor and various past and present officers, directors and affiliates (the "Defendants") in the Superior Court of the State of California for the County of Los Angeles, as Case No. BC 088244 entitled Longina Ben-Shmuel, an individual and Amos Ben-Shmuel, an individual, Plaintiffs, v. EHI Inc., a Nevada corporation; Enviro Trading Corp., a California corporation; Gerant Industries Inc., a Nevada corporation, successor by name change to LA Entertainment Inc., a Nevada corporation; Daniel Lezak, an individual; Alfred Jay Moran, Jr., an individual; Sherman Mazur, an individual; and Does 1 through 200, inclusive, Defendants (the "Ben-Shmuel Litigation"). The Complaint alleged breach of contract, breach of fiduciary duty, intentional misrepresentation, and various other torts and requested damages of at least $3,825,000. The Debtor answered and filed a cross-complaint for intentional misrepresentation and other torts against the Ben-Shmuels. The parties thereafter engaged in substantial discovery.

     Subsequently, the Debtor and the Ben-Shmuels entered into a comprehensive settlement agreement (the "Settlement Agreement"), which was approved by the Bankruptcy Court by order entered November 16, 1994. The salient terms of the Settlement Agreement can be summarized as follows:
     1. The Debtor transferred its 70% interest in EHI to Longina.(Note 1)
     2. The Debtor directed Simon Langer to transfer to Longina the 933,334 shares of pre-reverse split common stock of the Debtor he holds in escrow.(Note 2)
     3. Longina shall have an allowed general unsecured claim in this bankruptcy case for $500,000. The claim shall be separately classified from the claims of other unsecured creditors in the Debtor's plan of reorganization. In addition, Longina shall receive on account of her claim 145,667 shares of Reorganized Gerant as contemplated in the Debtor's Amended Plan of Reorganization (the "Previous Plan") together with certain distributions from liquidation of "Plan Assets" as contemplated by the Previous Plan. All other claims of Longina and Ami, or either of them, were withdrawn and/or disallowed.
     4. The Ben-Shmuel Litigation was dismissed with prejudice, and the parties to the Settlement Agreement, including the Defendants, mutually released one another from all claims and liability arising out of the subject matter of the State Court Litigation.
     Pursuant to the within Plan, Longina shall receive on account of her monetary claim, $75,000 cash or, alternatively, 125,000 shares of the Reorganized Debtor (XPLORER) if Longina elects such alternative treatment in writing on the ballot with respect to this Plan. In addition, in satisfaction of the stock portion of her claim, Longina shall receive 145,667 shares of the Reorganized Debtor.

- -----------------
     (1) Enviro was valueless and had no substantial assets. Its balance sheet as of May 31, 1994 showed a negative net worth of $35,531. Prior to the agreement with the Ben-Shmuels, the Debtor had attempted unsuccessfully to market Enviro, and was about to close down the Enviro operations.
     (2) The reverse split was 100/1 so that the shares held by Langer represents 9,333 shares of the current common stock of the Debtor.

     G.   DE LA GARZA NEGOTIATIONS.
     Beginning in July 1995, the Debtor has had various negotiations with Mr. Daniel De La Garza, President and Chief Executive of Health Trust, Inc., regarding the possibility of a Plan of Reorganization which could be mutually beneficial to all parties in interest in the Debtor's Chapter 11 case. In the course of those discussions, various commitments, deadlines and promises have been made by Mr. De La Garza regarding good faith cash deposits, cash payments to Unsecured Creditors, the structure of the Plan of Reorganization, the value of assets proposed to be made as part of the Plan of Reorganization and the amount of value to be distributed to the various parties in interest. Because of what the Debtor perceived as an inability to rely on terms, conditions and commitments made by Mr. De La Garza, the Debtor began to search for alternatives which could bring value to the Creditors and Shareholders of the Debtor. The result is the Plan which is now proposed by the Debtor. After the Debtor began pursuing alternatives, Mr. De La Garza, through Southwest Underwood Co., a company which the Debtor believes he controls, purchased certain creditors' claims, and the Debtor believes that he may propose a competing plan which the Debtor believes will be of lesser value to the Creditors and Shareholders than the one proposed by the Debtor.

     H.   MISCELLANEOUS.
     Pursuant to an order of this Court, July 15, 1994 was set as the last day to file proofs of Claims in this case.

                                    VII.
                              SUMMARY OF PLAN
                              ---------------

     The Plan is attached as Exhibit "A" to this Disclosure Statement. The following summary of the Plan does not include all provisions of the Plan and therefore the Plan should be read in its entirety. The Plan, if confirmed, will constitute a legally binding agreement between the Debtor and the holders of Claims, and it is, therefore important for you to understand its provisions. Holders of Claims are urged to discuss any questions they may have with their respective counsel and/or accountants.
     The Debtor's Plan of Reorganization contemplates the capitalization of the Reorganized Debtor by way of a transaction with the holders of Units of Beneficial Interest (UBIs) in the Atlantic Pacific Trust ("Atlantic") whereby holders or approximately 500,000 UBIs with an estimated value of approximately $25,000,000 will exchange their interests on the Effective Date of the Plan for 1,250,000 shares of restricted Preferred Stock of the Reorganized Debtor.

     On the Effective Date, the Reorganized Debtor will change its name to "XPLORER, S.A." ("XPLORER"). XPLORER will be a capital management corporation specializing in the capitalization of business organizations in which XPLORER will have an ownership interest. XPLORER will also pursue the collection of the Debtor's assets, including the Marutuka Judgment.
     Prior to Confirmation and with Bankruptcy Court approval, Atlantic will loan up to $750,000 to the Debtor to fund the Debtors' cash obligations under the Plan. The specific treatment of Creditors and Interest holders under the Plan is described below.
     A.   TREATMENT OF CLAIMS AND INTERESTS.
     For purposes of the Plan, the Debtor has divided its Creditors into different classes of Claims and Interests. Essentially, the Plan proposes to treat Creditors and Interest holders as follows:

     1.   ADMINISTRATIVE CLAIMS.
     (a) GENERAL ADMINISTRATIVE CLAIMS. Except as set forth specifically below, the holders of Allowed Claims entitled to priority under section 507(a)(1) and (2) of the Code, including entities entitled to payment pursuant to section 503 of the Code, shall receive cash in the amount of such Claims on the Effective Date, unless a claimant elects other treatment. In the event that an Administrative Claim is a disputed Claim, or is otherwise not allowed as of the Effective Date, such Claim shall be paid within ten (10) days after such Claim becomes an Allowed Claim. Professionals who have rendered services to the Debtor in the chapter 11 case may elect to be paid in Common Stock of the Reorganized Debtor (XPLORER) at the rate of one share per dollar of Claim allowed by the Bankruptcy Court. Holders of Claims for accrued administrative wages (Alfred J. Moran, Jr. and Jerry L. Burdick) totalling approximately $245,000 through Confirmation shall be paid on a pro rata basis 150,000 shares of the Common Stock of the Reorganized Debtor in complete satisfaction of their Claims.
     (b) SPECIAL ADMINISTRATIVE CLAIMS. CD Financial, Inc., a Nevada corporation, will receive 750,000 shares of Common Stock of the Reorganized Debtor as a finder's fee and for its professional services in putting the financial transactions together in the Plan. Holders of Loan Debtor Notes (a) may elect to be paid by the Reorganized Debtor in accordance with the terms of those notes or,
(b) may elect to exchange those notes for Units of Reorganized

Debtor's Securities at the rate of $1.00 face value of Loan Debtor Note for every one (1) Unit of Reorganized Debtor's Securities. Holders of UBI Debtor Notes (a) may elect to be paid by the Reorganized Debtor in accordance with the terms of those notes or,
(b) may elect to exchange those notes for shares of common stock of the Reorganized Debtor at the rate of $2.00 face value of UBI Debtor Note for every one (1) share of common stock.

     2.   TAX CLAIMS.
     The Debtor intends to pay all Tax Claims in cash on the Effective Date. The Debtor estimates that Claims in this category total less than $500.

     3.   UNITED STATES TRUSTEE QUARTERLY FEE CLAIMS.
     All due and unpaid United States Trustee quarterly disbursement fees payable pursuant to 28 U.S.C. section1930(a)(6) will be paid in cash on the Effective Date.

     4.   RETIREE BENEFITS.
     There are no Claims against the Debtor under Code Section 1114 on account of insurance benefits to retired persons.

     5.   PRIORITY CLAIMS, CLASS 1.
     All Claims entitled to priority under sections 507(a)(3), (4),
(5) or (6) of the Code will be paid in cash in full on the Effective Date. The Debtor estimates that there are no Claims in this category.

     6.   CLAIMS OF PLAZA REALTY ONE PARTNERSHIP, CLASS 2.
     Class 2 consists of the Allowed Claims of Plaza Realty One Limited Partnership secured by 3,000 shares of $.01 par value common stock of United Realty Group, Inc., a Delaware corporation and 1,755,041 common units of limited partnership interest in United Realty Group, L.P., a Delaware limited partnership.
     The Class 2 claimant shall be treated in accordance with the terms of that certain Order Approving Sale of Interest In United Realty Group, Inc., and United Realty Group, L.P. and For Authority to Compromise Controversy, entered by the Bankruptcy Court. The Class 2 Claims of PRO total approximately $1,427,000.

     7.   SECURED CLAIMS, CLASS 3.
     Class 3 Claims consist of all other Allowed secured Claims to the extent of the value of the claimant's interest in its collateral. Class 3 claimants shall be offered possession of the collateral in which the claimant holds a validly perfected, non-avoidable security interest and shall be granted relief from the automatic stay of section 362 of the Bankruptcy Code to foreclose and collect upon said collateral in accordance with applicable state law. The proceeds of said foreclosure or collection of the Allowed amount of the secured Claim, shall be retained by the Class 3 claimant in full satisfaction of said claimant's Class 3 Claim. To the extent of any deficiency recognizable under applicable federal or state law due such claimant after recourse to its collateral, such deficiency Claim shall be deemed to be a Class 4 Claim. The Debtor does not believe that there are any Class 3 Claims.

     8.   UNSECURED CLAIMS, CLASS 4.
     Class 4 consists of the Allowed Claims of unsecured creditors of the Debtor not entitled to priority under section 507 of the Bankruptcy Code and not otherwise included in any other class hereof including, without limitation, Claims which may arise out of the rejection of executory contracts or deficiency Claims of secured creditors.

     As soon as practicable after the Effective Date, each Class 4 claimant shall receive fifteen cents ($0.15) cash for each dollar of its Allowed Claim up to a maximum total payment of $150,000 for all Class 4 claimants. Alternatively, each Class 4 claimant which elects in writing on the ballot for voting on the Plan shall receive one share of the common stock of the Reorganized Debtor (XPLORER) for each $4.00 of its Allowed Claim. To the extent Class 4 Claims electing cash payment exceed $1,000,000 the sum of $150,000 shall be distributed Pro Rata to those Class 4 Claimants so electing.
     The Debtor scheduled general unsecured Claims of $1,350,000 in its Bankruptcy Schedules. The Debtor estimates that there are approximately $865,000 in allowable general unsecured Claims exclusive of the Ben-Shmuel Claim, which is separately classified as Class 5 pursuant to the settlement reached with Ben-Shmuel.

     9.   LONGINA BEN-SHMUEL - CLASS 5.
     Class 5 consists of the Allowed Claim of Longina Ben-Shmuel. As soon as practicable after the Effective Date, the Class 5 claimant shall receive in full, final and complete satisfaction of her Allowed Unsecured Claim for $500,000 the sum of $75,000 cash. Alternatively, if the Class 5 claimant elects in writing on the ballot for voting on the Plan, such claimant shall receive 125,000 shares of the common stock of the Reorganized Debtor (XPLORER). In addition, in satisfaction of the stock portion of her Claim pursuant to the Court approved settlement agreement, the Class 5 Claimant shall receive 145,667 shares of the common stock of the Reorganized Debtor.

     10.   PREFERRED INTEREST HOLDERS, CLASS 6.
     Class 6 consists of the holders of series A preferred stock of the Debtor. Holders of series A preferred stock will be deemed to have exercised their conversion privilege prior to the filing of the bankruptcy case. All outstanding Series A preferred stock will be deemed canceled as of the day after Confirmation. The common stock deemed received will be treated as Class 7 Interests.

     11.   COMMON INTEREST HOLDERS - CLASS 7.
     Each outstanding share of common stock of Gerant and related section 510(b) Claims are classified as Class 7 Interests. Class 7 Interest holders shall receive a Pro Rata distribution of 400,000 shares of the common stock of the Reorganized Debtor (XPLORER). Each share of such common stock shall have one warrant attached. Each warrant will be for the purchase of one share of the common stock of the Reorganized Debtor (XPLORER) one year from the date of the issuance of the warrant. The warrant price will be 70% of the market asking price one year from the issuance of the warrant. The warrant must be exercised within 30 days after one year from the date of the issuance of the warrant. If not exercised in writing within such 30 day period, the warrant will become null and void.
     Pursuant to section 1143 of the Bankruptcy Code, upon Confirmation, Class 6 and 7 Interest holders must surrender their certificates representing the securities of the Debtor within one
(1) year of Confirmation as a condition to receiving the securities to be distributed by the Reorganized Debtor pursuant to the Plan.

     B.   MEANS AND MECHANICS FOR EXECUTION OF THE PLAN.
     1. On the Effective Date of the Plan, holders of 500,000 UBIs shall contribute those UBIs in exchange for 1,250,000 shares of Preferred Stock of the Reorganized Debtor. The Preferred Stock of the Reorganized Debtor issued in exchange for the UBIs will not be issued pursuant to section 1145 of the Bankruptcy Code.
     2. Prior to Confirmation and pursuant to Bankruptcy Court authorization, holders of UBIs in Atlantic will sell to the Debtor approximately 500,000 of those UBIs in return for which the Debtor will issue Debtor Notes at the rate of $50 face value of Debtor Notes per UBI. The Debtor Notes shall be secured by the UBIs until repayment.
     3. At least fifteen (15) days prior to the Confirmation Date, Atlantic will have loaned to the Debtor the sum of up to $750,000 but not less than $450,000 to be evidenced by Debtor Notes in order to fund the cash payments required under the Plan for Administrative Claims, Tax Claims, Class 4 Claims and Class 5 Claims. On the Effective Date, the Reorganized Debtor shall be authorized to take all actions necessary or appropriate to complete and consummate the transactions described herein and to enter into and implement the contracts, instruments, and other agreements or documents created in connection with the Plan or to be executed and delivered pursuant to the Plan before, on, or after the Effective Date.

     4. On the Effective Date all property of the Estate shall be vested in the Reorganized Debtor, and the Reorganized Debtor shall retain such property free and clear of all Claims and interests of creditors, except as provided by this Plan.
     5. The Reorganized Debtor shall distribute all property to be distributed under this Plan. The Reorganized Debtor may employ or contract with other entities to assist in or to perform the distribution of the property. Property to be distributed under the Plan shall be distributed as soon as practicable after the Effective Date.
     6. Any property to be distributed to creditors under the Plan shall be forfeited if it is not claimed by the entity entitled to it before the later of one (1) year after Confirmation of the Plan or sixty (60) days after an order allowing the Claim of that entity becomes a final order.
     7. Any person or entity entitled to receive consideration or securities of the Reorganized Debtor may designate a nominee or designee to receive the consideration or stock to be issued pursuant to this Plan.

     C.   AMENDMENT TO CHARTER DOCUMENTS OF DEBTOR AND OTHER
MATTERS.
     1. On the Effective Date, except as otherwise provided herein, all outstanding instruments and securities representing Claims or Interests in the Debtor and any rights to acquire Interests in the Debtor shall be deemed canceled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any person. The holders of such canceled instruments, securities, and other documents shall have no rights arising from or relating to such instruments, securities or other documents or the cancellation thereof, except the rights provided pursuant to the Plan.

     2. On the Effective Date, the board of directors of the Reorganized Debtor shall be authorized to amend the Articles of Incorporation and Bylaws to accomplish the following:
     a. Change the Debtor's name to XPLORER, S.A. of such name as the board of directors determines.
     b. Change the place of incorporation of the Reorganized Debtor to any State or Territory of the United States or to any foreign jurisdiction.
     c. Authorize the issuance of 25,000,000 shares of common stock.
     d. Authorize the issuance of 15,000,000 shares of preferred stock. The board of directors shall determine in its discretion the par value, rights, preferences, privileges, and restrictions granted to or imposed on such shares.
     e. In accordance with section 1123(a)(6) of the Code, the Reorganized Debtor shall adopt an amendment to its Articles of Incorporation that shall contain provisions that prohibit the issuance of nonvoting equity securities to Creditors or shareholders of the Debtor.
     f. Carry out a stock split or reverse stock split, which may provide that the shares of odd lot shareholders (those holding less than 100 shares after a reverse stock split) may be rounded pursuant to a board of directors resolution and which stock split may be discriminatory as compared to non-odd lot shareholders, or may be paid in cash.

     g. Establish an employee stock option and/or stock bonus plan.
     h.   Effect a quasi-reorganization for accounting purposes.
     i.   Change the Reorganized Debtor's fiscal year end.
     j. Issue shares, warrants or other securities to carry out a merger, acquisition or any other transaction contemplated in the Plan without solicitation of or notice to shareholders.
     k. Prohibit any governmental taxing authority from charging any transfer, sales, or any other type of fee or tax pursuant to a corporate action made in consummation of the Plan.
     l. Take all action necessary and appropriate to carry out the terms of the Plan.
     m. Amend the Debtor's Articles of Incorporation and/or Bylaws to provide the maximum indemnification or other protections to the Reorganized Debtor's officers and directors that is allowed under applicable law.
     n. Without shareholder approval, take any and all action necessary or appropriate to effectuate any amendments to its Certificate of Incorporation and/or Bylaws called for under the Plan and the board of directors and officers of the Reorganized Debtor shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish same.

     D.   EXECUTORY CONTRACTS.
     Except for those executory contracts assumed by the Debtor prior to Confirmation, the Debtor hereby rejects any and all executory contracts including, but not limited to, leases, warrants to purchase stock of the Debtor, employees' stock option or profit sharing plans and all other stock options outstanding, which were, or which are claimed to be, or to have been in existence at any time during the course of this case or before this case was filed. Any Claims arising out of the rejection of executory contracts or leases under Article VII must be filed with the Court within thirty
(30) days after Confirmation or be forever barred. A separate notice will be sent by the Debtor upon Confirmation to the holders of contracts to be rejected advising them of the deadline for filing Claims.

                                   VIII.
                    MANAGEMENT OF REORGANIZED DEBTOR
                    --------------------------------

     The Board of Directors of the Reorganized Debtor shall consist of Thomas C. Roddy, P.E., Steven B. Mortensen, Jon Bice, Joyce Jane Pellet and Benjamin C. Rice, J.D. Members of the Board of Directors of the Reorganized Debtor shall receive compensation of $150 per meeting. In addition to the compensation indicated below for each officer and director, the officers and directors of the Reorganized Debtor shall divide equally a bonus of ten percent (10%) of the net profit of the Reorganized Debtor.

Thomas C. Roddy, P.E.
Director, President and Chief Executive Officer
     Mr. Roddy is a registered civil engineer in the State of California. He received a B.S. in civil engineering from California State University, Fresno in 1978. From 1978 through 1985 he was the senior engineer for Boyle Engineering Corporation, Bakersfield, California. From 1985 through 1996 Mr. Roddy has been a consulting engineer in Bakersfield, California. His engineering experience is extensive and includes experience as project manager/engineer for various mining projects in California and Nevada, engineering superintendent for construction of the Aman Power Plant near Modesto, California, extensive experience in road, sewer water, and drainage system design, and engineering services related to Santa Fe Energy Company for the construction of enhanced recovery facilities. He is a member of the American Society of Civil Engineers, the Society of Petroleum Engineers, the American Petroleum Institute, and the Kern County Air Pollution Control District Hearing Board.
     Mr. Roddy shall be compensated for serving as President and Chief Executive Officer of the Reorganized Debtor at the rate of $60 per hour for time actually spent on company business.

Steven B. Mortensen
Director, Secretary, and Chairman
     Mr. Mortensen majored in computer science and math at Brigham Young University. More recently, Mr. Mortensen has been the project estimator and marketing director for Life Style Homes Inc. and Mortensen Construction, Inc. In that connection, Mr. Mortensen is responsible for all cost containment and keeps the company's profit margins at a maximum by monitoring all price fluctuations and job costs carefully. He prepares and submits all the necessary paperwork to regulatory agencies for approval. He is responsible for keeping all housing construction projects in compliance with OSHA, VA, FHA, city, county, state and federal agencies. As marketing director for Lifestyle Homes, Inc. and Mortensen Construction, Mr. Mortensen directed the marketing strategies that have kept these companies in the top ten largest construction companies in his area. Mr. Mortensen is also a trustee of Atlantic Pacific Trust. As trustee in trust for Atlantic, Mr. Mortensen is responsible for asset management and the compilation of financial documents to obtain certified financial statements for Atlantic. Mr. Mortensen works jointly with the other trustee of Atlantic in managing the affairs of this diversified and fast growing trust. Mr. Mortensen is also a co-trustee of the Rocky Mountain Trust. In that capacity he is solely responsible for asset management and all investments of that trust. Previously Mr. Mortensen has been project coordinator for Mortensen Construction; a senior vice president of the "B" paper division of Trump Mortgage Group Inc.;

President of North Star Industries, a mining, residential and commercial contractor, commercial real estate financing and land and business acquisition corporation; President of ESMI Corporation, an energy, securities and mineral investment corporation; President and owner of Hillcrest Development, a land and mine development company; President and owner of MOR Investments, a real estate investment company; Sales and Marketing Director of Mortensen Construction and Lifestyle Homes, Inc.
     Mr. Mortensen shall be compensated for serving as Secretary of the Reorganized Debtor at the rate of $60 per hour for time actually spent on company business.

Jon W. Bice
Director, Treasurer and Chief Financial Officer
     Jon W. Bice is 51 years of age. He has operated his own accounting and tax business since 1971. He prepares over 600 individual tax returns, 40 corporate returns, and 15 partnership returns per year. His tax practice is national with clients in 29 states.
     His accounting clients have ranged from small individual business to $100 million multi-national corporations. These clients are located across the nation, though a majority are located in California and Colorado. He is licensed to practice before the Internal Revenue Service and the United States Tax Court on tax matters. He performs an estimated annual average of 100 to

125 tax examination audits. Mr. Bice has been the CFO for other corporations in the past. These ranged in size from $36 million per year in sales to $100 million in international sales.
     Mr. Bice shall be compensated for serving as Treasurer and Chief Financial Officer of the Reorganized Debtor at the rate of $60 per hour for time actually spent on company business.

Joyce Jane Pellet
Director
     Ms. Pellet presently serves as trustee of Bedrock Trust, which owns and manages several rental properties. She also actively serves as trustee for Sequoia Trust and Atlantic Pacific Trust.
She presently serves as treasurer and director of EMTEC, Inc. Previously Ms. Pellet has owned and managed income producing properties. She has served as trustee of various trusts and worked as financial account manager for various corporations.

Benjamin C. Rice, J.D.
Director
     Mr. Rice is an attorney licensed to practice in the State of California. He received a B.S. in psychology and economics from Brigham Young University in 1964 and a juris doctor degree from Golden Gate University in 1971. He has been engaged in the private practice of law since 1988 specializing in constitutional law, trust, tax law, asset protection and mining law. He serves as corporate counsel for several corporations and trusts including Atlantic Pacific Trust and EMTEC, Inc. Previously, Mr. Rice has been a law professor at National University and has served as general counsel for an operating mining company.

                                    IX.
            POST-REORGANIZATION OPERATION OF REORGANIZED DEBTOR
            ---------------------------------------------------

     A.   STATEMENT RE XPLORER.
     The Reorganized Debtor (XPLORER) will be a capital management corporation, specializing in the capitalization of business organizations in which XPLORER has an ownership. The business strategy of XPLORER will be to: a) Exchange stock for ownership of various income producing business organizations to increase the income and asset base, b) Capitalize startup companies utilizing technology related to XPLORER, c) Issue surety, d) Provide various types of financing, e) Provide technology and/or management to those business organizations that have, in the opinion of management, a high potential for profit at a reasonable risk. XPLORER also intends to pursue the collection of the Debtor's assets and litigation, including the collection of the Marutaka Judgment.

     B.   FINANCIAL PROJECTIONS FOR REORGANIZED DEBTOR.
     A five (5) year proforma statement of income has been prepared by management of the Debtor and is attached as Exhibit "B." The projections are based on revenues from the distributions to be received on account of the UBIs of Atlantic used to capitalize the Reorganized Debtor and not from any other future business operations or acquisitions of the Reorganized Debtor. Attached hereto as Exhibit "C" is a proforma balance sheet for the Debtor and adjustments thereto reflecting Confirmation of the Plan and various assumptions concerning conversion of debt to equity. Also attached hereto as Exhibit "D" is a distribution analysis reflecting the estimated distribution of cash and securities under the Plan.

     These financial projections represent an estimate of future events that may or may not occur. It is probable that some of the assumptions on which the financial projections are based will not materialize and that unanticipated events and circumstances will occur which will affect these projections. Therefore, there can be no assurance, and no representation or implication is made, that the financial projections or related assumptions will constitute an accurate reflection of the actual operating cash flow of the Reorganized Debtor during the periods indicated and the financial projections should not be relied upon as assurances of the actual results that will be obtained.

                                     X.
                  STATEMENT RE ATLANTIC PACIFIC TRUST,S.A.
                  ----------------------------------------

ATLANTIC PACIFIC TRUST, S.A.
     Atlantic Pacific Trust, S.A. ("Atlantic") is an irrevocable trust which was formed on June 1, 1994 by and between Sequoia Trust and Rocky Mountain Trust whereby said Trusts contributed 100% of their ownership in Nevada Trust, S.A. to Atlantic. The Trustees of Atlantic are Steven B. Mortensen, William M. Moreland and Joyce J. Pellett. Nevada Trust, S.A. held as its principal asset, certain mining claims referred to as the Evening Star property in the Green Mountain Mining District (aka Piute Mining District) Kern County, California. According to the November 30, 1993 audited financial statements of Nevada Trust, S.A., the value of the gold ore reserves held by Nevada Trust, S.A. are estimated at $165 million Proven Reserves and $874 million Probable Reserves. A copy of the November 30, 1993 financial statement is attached hereto as Exhibit "E." This financial statement is based upon a geological report by Precious Metals Exploration dated December 9, 1989 (the "Geological Report"). A copy of a summary of the findings reported in the Geological Report from Precious Metals Exploration is attached
hereto and marked as Exhibit "F." (Note 3)   A compilation
balance sheet dated March 31, 1996 for Atlantic is attached hereto and marked Exhibit "G."
     The operations of Atlantic were capitalized through the issuance of Units of Beneficial Interest ("UBIs"), issued and to be issued for cash or assets as per trust minutes and recorded in the register of the Trust Beneficiaries. Such holders of UBIs are bound by the provisions of the Declaration of Trust and are entitled to participate in all distributions of cash or gold bullion in the proportion which the number of units held bears to the total number of units issued and outstanding. Of the two million fifty four thousand three hundred (2,054,300) UBIs issued and outstanding at March 31, 1996, it is anticipated that approximately one million (1,000,000) will be contributed by current holders to capitalize the Reorganized Debtor (Xplorer).
     The exploration, development and production of the Proven and Probable reserves of Atlantic is being financed through the sale of UBIs, forward bullion sales and the sale of Industrial Revenue Bonds in Europe. Atlantic has contracted with EMTEC, Inc. to conduct all exploration development and production activities including all permitting, the design, construction and operation of a pilot mill, the design, construction and operation of a full production mill, and the processing of all precious metal ores blocked out by the geologists. It is planned that the development and production activities will begin in the fourth quarter of 1996, with initial distributions to UBI holders anticipated during the first quarter of 1997.

- -----------------
     (3) Any interested party may obtain a copy of the Geological
Report by contacting counsel for the Debtor and arranging for payment of appropriate photocopying and mailing costs.

                                     XI.
               COMPARISON OF THE DEBTOR'S PLAN TO ALTERNATIVES
               -----------------------------------------------

     Since the Debtor is no longer operating, the only alternative to the Plan is a liquidation of the Debtor's assets. The Debtor believes that the Plan is superior to a liquidation of the Debtor's assets since the Plan provides for cash payments to creditors on the Effective Date greater than they would receive in a liquidation. Also, the Plan allows unsecured creditors, as an alternative, to accept shares of stock in the Reorganized Debtor, which will continue in business. See Exhibit "C" which reflects the book value of the Reorganized Debtor's stock.
     While one alternative to the Plan could be the conversion of the case to a chapter 7 liquidation, the Debtor believes that creditors will receive more sooner through the Plan as proposed by the Debtor. If the case were converted to chapter 7, all assets would be liquidated at liquidation sale prices or abandoned. A case in point is the Marutaka Judgment which requires a significant investment to attempt collection in Japan. A trustee in bankruptcy may well abandon that asset in a Chapter 7 case.
     Furthermore, in a chapter 7 case a trustee would be appointed for the Debtor. The trustee would be entitled to a fee based on a percentage of the funds distributed to creditors. The trustee would also be likely to employ attorneys, accountants, and other professionals to assist him, which professionals would be unfamiliar with the case. A significant amount of time and money could be expended simply by the trustee and his professionals becoming familiar with the facts and issues involved in this case.
     Accordingly, the Debtor believes that the time and expense involved with a chapter 7 liquidation coupled with the inability of a liquidating trustee to realize full value of many of the assets of the Debtor make the chapter 7 alternative less desirable to creditors than the Plan proposed by the Debtor. See Article XII for the Debtor's Liquidation Analysis.

                                     XII.
                           LIQUIDATION ANALYSIS (4)
                           ------------------------


                                                          CHAPTER 7
                                                BOOK     LIQUIDATION
                    ASSETS                      VALUE       VALUE
- -------------------------------------------    -------   ------------
Cash                                           6,000(5)     6,000

Sym-Tek Claim                                   -0- (6)    16,000

URG Preferred Units (See Note 7)               500,000    400,000

Plaza Realty One Note (See Note 8)             400,000        -0-

53% ownership in Turbo/claim
against CRI, FCVL and Goldenberg
(See Note 9)                                    252,000    50,000

Investment in American Blood
Institute (See Note 10)                             -0-         0

Litigation filed against Anding &
Co., CPAS (See Note 11)                             -0-    Unknown

Marutaka Judgment (See Note 12)                     -0-    Unknown

- ------------------------------------------------------------------------
     TOTAL LIQUIDATION VALUE                             $466,000

     Less estimated chapter 7 and Chapter 11             $595,480
     expenses of administration (See Note 13)

     Balance available for creditors in chapter 7        $  -0-
     liquidation
- ------------------------------------------------------------------------

- -----------------
     (4) All figures are estimated as of Confirmation.
     (5) Estimated balance at confirmation.
     (6) Claim against Sym-Tek for breach of contract in the amount of $350,000. Written off on books of Debtor when Sym-Tek filed chapter 11. An initial distribution under the Sym-Tek chapter 11 case of $16,000 was received on January 23, 1996. An estimated $16,000 is expected to be received from the final distribution.
     (7) 500,000 Preferred Class C Units of URG limited partnership, $1.00 par value per unit, redeemable by the Debtor in August 1997, with interest at 8% per annum. This obligation is secured by a security interest in the undivided 75% tenant in common interest in the net proceeds attributable to the Southwood Plaza Shopping Center in Charlotte, North Carolina. This note would need to be discounted in order to achieve early liquidation and is non-transferable.

                                   XIII.
                      ACCEPTANCE AND CONFIRMATION
                      ---------------------------

     A.   ACCEPTANCE.
     As a condition to Confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accepts the Plan, with the exceptions described in the following section.  The
Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of claims of that class, but for this purpose counts only those who actually vote to accept or to reject the plan.  The Bankruptcy Code defines acceptance of a plan by a class of interests (equity securities) as acceptance by two-third of the number of shares, but for this purpose counts only shares actually voting.  Holders of claims or interests who fail to vote are not counted as either accepting or rejecting the Plan.
     Classes of claims and interest that are not "impaired" under a plan are deemed to have accepted the plan.  Acceptances of the Plan are being solicited only from those persons who hold Claims or
Interests in impaired classes.  A class is "impaired" if the legal, equitable, or contractual rights attaching to the classes or interests of that class are modified, other than by curing defaults and reinstating maturities or by payment in full in cash.  Classes
4 and 5 Claims and Classes 6 and 7 Interests are impaired under The
Plan.
- -----------------
     (8) Five year, non-recourse, promissory note of Plaza Realty One
("PRO") for $400,000 with interest accrued at 8% due in 1999. Secured by 400,000 units of limited partnership interest in United Realty Group, L.P. United Realty Group, L.P. was delisted from NASD in 1995. Accordingly, prospects for recovery are not very good.
     (9) Litigation was filed in California State Court during February
1996. Litigation in the Bankruptcy Court was removed to the State Court due to lack of jurisdiction. Outcome of such litigation is unknown.
    (10) American Blood Institute, Inc. filed a voluntary chapter 11 proceeding on January 7, 1994. The equity interest in the company was eliminated under the terms of a Plan of Reorganization that was confirmed on January 24, 1996.
    (11) Litigation filed in October 1995. Value of claim and recovery thereon is unknown.
    (12) $52.0 million default judgment for damages against Marutaka
Company, Ltd.; Hain Redevelopment Company, Ltd.; Hollywoodland Tokyo, Ltd.; and Hajime Wada, all Japanese entities. Attorneys for Gerant have conducted preliminary reviews to ensure adherence with the Hague Convention and that sufficient assets exist to proceed. Gerant has not had the resources to pursue the collection of the judgment in Japan due to the high cost of such an effort.
    (13) Unpaid chapter 11 professional fees are estimated at $220,000.
Unpaid administrative wages during chapter 11 are estimated at $245,000. Chapter 7 Trustee's fees estimated at 3%; chapter 7 professional fees and costs of sale estimated at 25%.

     B. CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES. The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, provided at least one impaired class of claims has accepted it. These "cramdown" provisions for confirmation of a plan despite the nonacceptance of one or more impaired classes of claims or interests are set forth in section 1129(b) of the Bankruptcy Code.
     If a class of unsecured claims rejects the Plan, it may still be confirmed so long as the Plan provides that (i) each holder of a claim included in the rejecting class receives or retains on account of that claim property which has as value, as of the Effective Date, equal to the allowed amount of such claim; or that
(ii) the holder of any claim or interest that junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all. The Debtor believes that the Plan does not meet this test and therefore the Plan may not be confirmed if it is rejected by Class 4 or 5 claimants.
     If a class of equity security interests rejects the Plan the Plan may still be confirmed so long as the Plan provides that (i) each holder of an interest included in the rejecting class receives or retains on account of that claim property which has a value, as of the Effective Date, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, and the value of such interest; (ii) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all. The Debtors believe that the Plan meets this test with respect to Class 7 Interests, and, therefore, the Plan can be confirmed even if it is rejected by the holders of Class 7 Interests.

                                     XIV.
                                RISK FACTORS
                                ------------

     A. The transactions contemplated by the Plan may have tax consequences for interested parties. Nothing contained in the Plan or this Disclosure Statement should be construed as advice with respect to the income tax consequences for acceptance or rejection of the Plan. Each interested party should review such tax consequences with its tax advisor.
     B. Creditors and Interest holders are cautioned that there are no assurances regarding the re-listing of the Reorganized Debtor's securities on NASDAQ or regarding the performance and/or value of the securities to be issued pursuant to the Plan. The future price of the stock is subject to numerous factors, such as stock market conditions, supply and demand factors beyond the control of the Reorganized Debtor, national economic conditions and the future performance of the Reorganized Debtor. There can be no assurances that the Reorganized Debtor's activities will prove profitable or that future acquisitions or investments will be successful. Additionally, there can be no assurances concerning Atlantic's successful operations and its ability to make distributions on account of the UBIs to be owned by the Reorganized Debtor.

                                     XV.
            CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
            ---------------------------------------------------

     Under the Internal Revenue Code of 1986 (the "Internal Revenue Code"), there are significant federal income tax consequences associated with the Plan described in this Disclosure Statement. However, it is not practicable to present a detailed explanation of all of the federal income tax aspects of the Plan and the following is only a summary discussion of certain of the significant consequences.
     The tax consequences of the implementation of the Plan to a creditor receiving securities of the Reorganized Debtor will depend in part on whether that creditor's present debt Claim constitutes a "security" for federal income tax purposes. The determination as to whether the Claim of any particular creditor constitutes a "security" for federal income tax purposes is complex, and depends on the facts and circumstances surrounding the origin and nature of the Claim. Generally, Claims arising out of the extension of trade credit have been held not to be securities, while corporate debt obligations evidenced by written instruments with maturities when issued, of 10 years or more, have generally been held to be securities. The Debtor expresses no views with respect to whether the Claim of any particular creditor constitutes a "security" for federal income tax purposes and urges each creditor to consult his tax advisor.

     A creditor who receives securities of the Reorganized Debtor may recognize income or loss with regard to consideration received in respect of accrued interest attributable to his existing Claim, and gain or loss on the exchange of the principal of the Claim for securities.
     Under present law, there is substantial uncertainty surrounding many of the tax consequences. Uncertainty is created, in part, by the changes made by the Bankruptcy Tax Act of 1980, the Tax Reform Act of 1984, the Tax Reform Act of 1986 and the Revenue Reconciliation Act of 1990, certain provisions of which call for the promulgation of regulations by the Treasury Department which have not yet been promulgated in final form. In addition, there are differences in the nature of the Claims of various creditors, their methods of tax accounting and prior actions taken by creditors with respect to their Claims. Further, the federal income tax consequences to any particular creditor may be affected by a variety of matters. For example, certain types of creditors (including non-resident aliens and tax-exempt organizations) may be subject to special rules. The transactions contemplated herein may also have significant state and local tax consequences. Neither a ruling from the Internal Revenue Service (the "IRS") nor an opinion of counsel has been requested with respect to the federal income tax consequences of the Plan.

     ACCORDINGLY, HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO
CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THEIR CLAIM OR INTEREST.

                                     XVI.
       STATUS AND RESALE OF SECURITIES TO BE ISSUED PURSUANT TO PLAN
       -------------------------------------------------------------

     Under Bankruptcy Code section 1145, the original issuance of the Reorganized Debtor's securities (hereinafter "Securities") under the Plan will be exempt from the registration on requirements of the Securities Act of 1933 and applicable state laws requiring registration of securities. Resale of Securities by a creditor receiving them directly under the Plan will also be exempt provided the creditor is not an underwriter. Generally, a creditor will not be deemed to be an underwriter if it: (1) has not become a creditor of the Debtor with a view to distribution of any Securities to be received in exchange for claims under the Plan;
(2) has not offered to sell the Securities for others; (3) has not offered to buy the Securities from others where that offer is with a view to their distribution, and under an agreement made in connection with the Plan; (4) is not an issuer as that term is used in the Securities Act of 1933. The determination of whether a particular creditor would be deemed to be an underwriter is necessarily an individual one, and any creditor considering reselling Securities under the Plan should consult with its securities advisor to determine whether it would be an underwriter, and therefore, ineligible for the exemption described above.

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
     A creditor who is deemed to be an underwriter may be able to sell Securities without registration pursuant to the provisions of Rule 144 under the Securities Act of 1933, which fact may permit the public sale of Securities received pursuant to the Plan by underwriters subject to volume limitations and certain other conditions. Creditors who believe they may be underwriters are advised to consult their own counsel with respect to the availability of the exemptions provided by Rule 144.

   THE ABOVE DISCUSSION IS INTENDED AS GENERAL INFORMATION
ONLY, AND ANY ENTITY DESIRING TO RESELL ANY SECURITIES RECEIVED BY IT PURSUANT TO THE PLAN IS URGED TO CONSULT ITS SECURITIES ADVISOR REGARDING THE AVAILABILITY OF ANY REGISTRATION EXEMPTION.

                                    XVII.
                                 CONCLUSION
                                 ----------

     The Bankruptcy Court, after notice and hearing, approved this Disclosure Statement as containing information adequate to permit holders of Allowed Claims and Allowed Interests that are impaired under the Plan to make an informed judgment as to whether or not to accept the Plan. The Debtor believes that the Plan is

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
feasible and in the best interests of all persons holding Allowed
Claims and Allowed Interests, and recommends acceptance of the Plan.

DATED:  September __, 1996      GERANT INDUSTRIES, INC.
A Nevada Corporation




By:_________________________________
   ALFRED JAY MORAN, JR.
   President





PRESENTED BY:

ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation




By:________________________________
     MARTIN J. BRILL
     DOUGLAS D. KAPPLER
     Attorneys for Debtor
     Gerant Industries, Inc.

                    DECLARATION OF ALFRED JAY MORAN, JR.
                    ------------------------------------

     I, Alfred Jay Moran, Jr. declare as follows:
     1. I am the President and Chief Executive Officer of Gerant Industries, Inc., the chapter 11 Debtor herein. I make this Declaration in support of the Debtor's Disclosure Statement For Debtor's Third Amended Plan Of Reorganization attached hereto. I am over the age of 18 and competent to testify in a court of law.
     2. I have personal knowledge of the facts set forth below, and if called as a witness, I could and would competently testify to the facts set forth below.
     3. At my direction and with my assistance, Robinson, Diamant, Brill & Klausner, A Professional Corporation, prepared the attached disclosure statement.
     4. All facts and representations in the plan and disclosure statement are true to the best of my knowledge.
     5. The financial information concerning the liquidation analysis of the Debtor contained in the disclosure statement was, at my direction, provided by Jerry Burdick, the Debtor's chief financial officer.
     6. To the best of my knowledge, no fact material to a claimant or equity security holder in voting to accept or reject the proposed plan has been omitted.
          I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct and that this declaration was executed this ___ day of April, 1996, at Los Angeles, California.


_______________________________
ALFRED JAY MORAN, JR.

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